Putnam Emerging Markets Income Fund
5/31/14 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  228
        Class B	  1
        Class C   3
	Class M   1

72DD2
        Class Y   15



73A1    Class A	  0.216
        Class B	  0.184
        Class C   0.183
	Class M   0.205

73A2    Class Y   0.228

74U1    Class A	  1,071
        Class B	  6
        Class C   28
        Class M	  3

74U2    Class Y   69

74V1    Class A	  9.52
        Class B	  9.51
        Class C   9.52
	Class M   9.52

74V2
        Class Y   9.52


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.